UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT TO CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2022

INTRUSION INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-20191	75-1911917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 East Park Blvd, Suite 1200 Plano, Texas	75074
(Address of Principal Executive Offices)	(Zip Code)

(972) 234-6400

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	INTZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 on Form 8 K/A (this “Amendment”) amends the Current Report on Form 8-K filed on June 10, 2022 (the “Original Report”). This Amendment is being filed (i) to correct certain item number references in the Original Report and (ii) to update certain dates to reflect that the issuance date of the Note is now expected to be June 29, 2022 rather than July 1, 2022. Capitalized but undefined terms have the meanings set forth below. The full text of the Original Report is repeated in this Amendment for convenience, but has not been modified from the text of the Original Report except as described above.

ITEM 2.03 CREATION of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement by a Registrant

Under a previously disclosed securities purchase agreement (the “SPA”) dated March 10, 2022 between Intrusion Inc. (the “Company”) and Streeterville Capital, LLC (the “Investor”), on June 8, 2022, the Company notified Investor of the Company’s decision to exercise its option to issue, and for the Investor to purchase, an unsecured promissory note (the “Note”) in the aggregate principal amount of $5,350,000 in exchange for $5,000,000, subject to the Note #2 Conditions Precedent being satisfied on the issuance date. The issuance of the Note is expected to occur on June 29, 2022. The Note will have substantively identical terms to the unsecured promissory note that the Company issued to the Investor on March 10, 2022, as described in the Company’s Current Report on Form 8-K filed on March 10, 2022. The Company is expected to receive $4.8 million in net proceeds from the issuance of the Note, which the Company expects to use for general corporate purposes.

The Note will bear interest at a rate of 7% per annum and mature on December 29, 2023 (the “Maturity Date”). The Note will carry an original issue discount totaling $350,000, which will be included in the principal balance of the Note. If the Company elects to prepay the Note prior to the Maturity Date, it must pay a premium of (i) 5%, if the prepayment occurs prior to the three-month anniversary of issuance, (ii) 7.5%, if the prepayment occurs between the three-month anniversary and six-month anniversary of issuance, and (iii) 10% if the prepayment occurs after the six-month anniversary of issuance (in each case, plus the principal, interest, and fees owed as of the prepayment date).

Beginning December 29, 2022, the Noteholder will have the right to redeem up to $500,000 of the outstanding balance of the Note per month. Payments in satisfaction of any such redemption election may be made by the Company, generally at the Company’s option, (a) in cash, (b) by paying the redemption amount in the form of shares of the Company’s common stock (“Common Stock”) with the number of redemption shares being equal to the portion of the applicable redemption amount divided by the Redemption Conversion Price or (c) a combination of cash and shares of Common Stock. The “Redemption Conversion Price” shall equal 85% multiplied by the average of the two lowest daily volume weighted average prices per share of the Common Stock during the 15 trading days immediately preceding the date that the Noteholder delivers notice electing to redeem a portion of the Note. The Company’s right to satisfy the redemption amount in shares of Common Stock will be subject to certain limitations, including (i) there not being any Equity Conditions Failure (as defined in the Note) and (ii) the Noteholder and its affiliates together not owning more than 9.99% of the outstanding shares of Common Stock.

The Note will contain certain Trigger Events that generally, if uncured within five (5) trading days, may result in an event of default in accordance with the terms of the Note (such event, an “Event of Default”). Upon a Trigger Event, the Noteholder may increase the outstanding balance by 15% for certain major Trigger Events and 5% for all other Trigger Events. Additionally, upon an Event of a Default, the Noteholder may consider the Note immediately due and payable. Upon an Event of Default, the interest rate may also be increased to the lesser of 18% per annum or the maximum rate permitted under applicable law.

The foregoing descriptions of the SPA and the Note are summaries, do not purport to be complete and are qualified in their entirety by reference to the text of the SPA and the form of the Note, which are filed as Exhibits 10.1 and 4.1, respectively.

ITEM	3.02	Unregistered Sales of Equity Securities

The disclosure under Item 2.03 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference. The issuance of shares of Common Stock under the Note, if any, will be made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering.

ITEM	9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

4.1	Form of Promissory Note #2 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 10, 2022)
10.1	Securities Purchase Agreement, dated March 10, 2022, by and between Intrusion Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 10, 2022)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 22, 2022

INTRUSION INC.

By:	/s/ Anthony Scott
Anthony Scott
President and Chief Executive Officer

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